Exhibit 99.1

NEWS RELEASE

PeopleSupport Adopts Stockholder Rights Plan
LOS ANGELES, CA (August 28, 2007) — PeopleSupport, Inc. (Nasdaq:PSPT), a leading offshore business process outsourcing (BPO) provider, today announced that on August 27, 2007, its Board of Directors adopted a Stockholder Rights Plan. The Rights Plan was not adopted in response to any effort to acquire control of PeopleSupport. Rather, the Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of PeopleSupport without offering a fair and adequate price and terms to all of PeopleSupport’s stockholders. The Rights Plan is not intended to, and will not prevent, a takeover of the company at a full and fair price.
Under the Rights Plan, PeopleSupport’s board of directors declared a dividend of one right for each share of PeopleSupport’s common stock outstanding on September 7, 2007. The rights will become exercisable only upon certain events, including the acquisition of 10% of PeopleSupport’s common stock by a person or group, unless PeopleSupport’s board of directors believes the transaction is fair. For stockholders and their affiliates who already own 10% of PeopleSupport’s common stock, the rights will not be triggered unless such persons purchase additional shares after August 28, 2007.
If the rights are triggered, each right will generally entitle the holder, other than a hostile bidder, to acquire for the exercise price of $65 per right shares of PeopleSupport’s common stock (or the stock of an acquiring company) at a 50% discount to the then prevailing market price. PeopleSupport’s board of directors may amend the rights or redeem them at a nominal price at any time before they are triggered. If not sooner terminated, the Rights Plan will be in effect for ten years from the date of adoption on August 27, 2007.
A copy of the detailed Rights Plan will be filed shortly on a Form 8-K with the Securities and Exchange Commission.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq:PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport’s services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,600 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 9,300 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

PeopleSupport Contact:
Peter Hargittay
Director of Marketing & Investor Relations
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com
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